Exhibit (a)(6)

February 5, 2004

The Supervisory Board

Celanese AG
Frankfurter Strasse 111
D -61476 Kronberg am Taunus

Members of the Supervisory Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of ordinary shares with no par value (the “Company Common Stock”) of Celanese AG (the “Company”) of the consideration to be received by such holders in the tender offer for all of the outstanding registered shares of Company Common Stock at a price of Euro 32.50 per share in cash (the “Offer”) by BCP Crystal Acquisition GmbH & Co. KG (the “Acquiror”), which is controlled by a group of investment funds advised by the Blackstone Group (“Blackstone”). The Offer is being made pursuant to the Offer Document, dated as of February 2, 2004 (the “Offer Document”). In a letter to shareholders dated December 23, 2003, the Management Board (Vorstand) of the Company announced its support for the Offer, subject to review of the formal tender offer documents.

In arriving at our opinion, we have (i) reviewed the Offer Document; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Offer with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Offer, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Offer will be consummated as described in the Offer Document without waiver, modification or amendment of any material term or condition.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the Offer.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Offer, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Offer and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might produce consideration for the Company’s shareholders in an amount in excess of that contemplated in the Offer. In addition, the opinion and any such advice provided by us is not and should not be considered a value opinion (Unternehmensbewertung) as usually rendered by qualified auditors based on the requirements of German corporate law; we express no view on whether, in light of the nature of the transaction, such a value opinion may be required independent of our opinion. We are not representing or advising the Management Board of the Company and express no view as to any recommendation or action by it with respect to the Offer.

We will receive a fee from the Company for the delivery of this opinion and the Company has agreed to indemnify us against certain liabilities arising out of our engagement. We or our affiliates have from time to time provided, and may continue to provide, commercial and investment banking services to the Company, Kuwait Petroleum Corporation (a significant shareholder of the Company) and to the Acquiror, its affiliates or other entities controlled or advised by Blackstone for which we have received, and may continue to receive, customary compensation in relation to such services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company or of affiliates of the Acquiror or other entities controlled or advised by Blackstone for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock in the Offer is fair, from a financial point of view, to such holders.

This letter is provided to the Supervisory Board of the Company in connection with and for the purposes of its evaluation of the Offer. This opinion does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender their shares in the Offer or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part, in its original language or in translation) to any third party for any purpose whatsoever except with our prior written approval. This letter may be reproduced in full in its original language or in the English translation in the Reasoned Statement of the Supervisory Board (begründete Stellungnahme) in accordance with §27 WpÜG or in any Solicitation/ Recommendation Statement on Schedule 14D-9 filed by the Supervisory Board or mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN PLC